Exhibit 99.01
FOR IMMEDIATE RELEASE
MOBILE MINI, INC. ANNOUNCES 2006 GUIDANCE
Tempe, AZ – December 14, 2005 — Mobile Mini, Inc. (NASDAQ National Market: MINI) today reported that it expects 2006 to be another record year.
Management is projecting that for 2006:
•	The internal growth rate (the increase in leasing revenues at locations open one year or more, excluding acquisitions at those locations) will be between 13% and 15%;
•	Pro forma EBITDA should be in the $105 million to $107 million range;
•	Pro forma net income will be 18% to 23% ahead of 2005 pro forma net income; and,
•	Pro forma diluted earnings per share should be between $2.32 and $2.42.
2006 pro forma diluted earnings per share guidance has been calculated on an approximately 5% more diluted shares than in 2005.
2006 Pro Forma Guidance Excludes the Adoption of SFAS 123(R)
Effective January 1, 2006, the Company plans to adopt SFAS 123(R) “Share-Based Payment,” a new accounting pronouncement requiring the expensing of stock based compensation. The Company plans to elect to apply this standard using the modified-prospective method of adoption allowed under this pronouncement, and therefore not restate prior year results. Mobile Mini’s pro forma earnings guidance for 2006 excludes approximately $0.12 per diluted share after tax to reflect the impact of SFAS 123(R). Including the impact of SFAS 123(R), Mobile Mini’s 2006 diluted earnings per share guidance is in the $2.20 to $2.30 range.
Steven Bunger, Chairman, President & CEO of Mobile Mini noted, “We are closing out 2005 with the strongest quarter in our history. Last week, we topped 100,000 units on rent, breaking all records for our Company. With strong demand continuing from our core customer base, we again limited the number of rentals to holiday season customers, and therefore expect fewer post-holiday season returns in the first few months of 2006. We added three new locations in 2005, ending the year with 51 branches and our plans call for two to four new branches in 2006.”
He continued, “In addition to good internal growth and an even better profitability performance in 2006, we expect to continue to maintain a very strong ratio of funded debt to EBITDA, which means we should continue to have available to us the entire unused portion of our $250 million credit agreement and a very favorable borrowing rate on outstanding balances. As stated in our most recently filed report on Form 10-Q, we had approximately $160.4 million outstanding under our credit agreement on October 31, 2005.”
As previously announced, Mobile Mini expects 2005 pro forma EBITDA to exceed $88 million and pro forma diluted earnings per share in the $2.06 to $2.08 range.
2005 Pro Forma Guidance Excludes the Following One Time Gains and Losses
•	Hurricane Katrina expense for estimated damages resulting from the losses we sustained, primarily at our New Orleans, LA, branch, where operations were the most severely affected. The loss includes certain limited insurance reimbursements that have already been received under our insurance policies. Pro forma results exclude Hurricane Katrina expense of $1.7 million ($1.0 million after tax).
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Mobile Mini News Release	Page 2
December 14, 2005
•	Other income for net proceeds of a settlement agreement pursuant to which a third party reimbursed Mobile Mini for losses sustained in two lawsuits that arose in connection with the acquisition in April 2000 of a portable storage business in Florida. Pro forma results exclude other income of $3.2 million ($1.9 million after tax).
•	Income tax provision for a $520,000 tax benefit, or $0.03 per diluted share, due to the recognition of certain state net operating loss carry forwards that were previously scheduled to expire in 2005 and 2006, that management now believes are recoverable. Management reached this conclusion due to the significantly improved results of operations achieved in 2005 and expected in 2006. Pro forma results exclude this tax benefit.
EBITDA and pro forma financial measures, including those that are forward-looking, may be non-GAAP financial measures as defined by the Securities and Exchange Commission’s final rules. The method of reconciliation of these measures to the most directly comparable GAAP financial measures can be found in the Company’s historical reports on Form 8-K filed with the SEC in connection with the Company’s quarterly earnings announcements.
Mobile Mini, Inc. is North America’s leading provider of portable storage solutions through its total fleet of over 119,000 portable storage units and portable offices. The Company currently has 51 branches and operates in 30 states and one Canadian province. Mobile Mini is included on the Russell 2000® and 3000® Indexes and the S&P Small Cap Index.
This news release contains forward-looking statements, particularly regarding operating prospects, expansion opportunities and revenue and earnings estimates for 2005 and 2006 and beyond, which involve risks and uncertainties that could cause actual results to differ materially from those currently anticipated. Risks and uncertainties that may affect future results include those that are described from time to time in the Company’s SEC filings. These forward-looking statements represent the judgment of the Company, as of the date of this release, and Mobile Mini disclaims any intent or obligation to update forward-looking statements.

CONTACT:	-OR-	INVESTOR RELATIONS COUNSEL:
Larry Trachtenberg, Executive VP &		The Equity Group Inc.
Chief Financial Officer		Linda Latman (212) 836-9609
Mobile Mini, Inc.		Andreas Marathovouniotis (212) 836-9611
(480) 894-6311		www.theequitygroup.com
www.mobilemini.com
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